Exhibit 99.2

[bigstar.com logo]

Contacts:	Gary S. Maier/Angie H. Yang
Pondel/Wilkinson Group (310) 207-9300 investor@pondel.com

BIGSTAR ENTERTAINMENT ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER

             NEW YORK, NY, — January 17, 2001 — BigStar Entertainment, Inc. (OTC Bulletin Board: BGST) today announced that Robert S. Yingling, chief financial officer, has resigned to pursue other opportunities.

             Yingling, whose position will not be filled immediately, will serve as a consultant to the company.

             “We greatly appreciate Bob’s many contributions to the company and wish him well in his future endeavors,” said David Friedensohn, chairman and chief executive officer of BigStar Entertainment.

             As previously announced, the company’s board of directors has engaged BNY Capital Markets, Inc., a division of The Bank of New York, as its financial advisor to assist in evaluating strategic opportunities that could enhance the company’s business objectives and increase shareholder value.

             “All of us at BigStar appreciate Bob’s commitment to remain as a consultant to the company and his enthusiasm to work with us for the betterment of shareholders, customers and employees,” Friedensohn added.

About BigStar Entertainment

             BigStar Entertainment, Inc. operates bigstar.com a leading Shop-A-Tainment™ destination site, based on internal analysis of traffic, sales and other metrics. Bigstar.com is exclusively dedicated to filmed entertainment products, selling over 45,000 videos and digital video discs (DVDs). BigStar’s offering of more than 8,000 movie trailers, served through its BigStar Broadband Theater, is among the largest on the Internet.

# # #